SECOND AMENDMENT TO THE ETF MANAGERS TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT, dated as of this 20th day of June, 2019, to the Amended and Restated Fund Accounting Servicing Agreement, dated as of December 19, 2017, (the “Agreement”), is entered into by and between U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“Fund Services”) and ETF MANAGERS TRUST , a Delaware statutory trust (the “Trust”).
RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the ETFMG Sit Ultra Short ETF to its Series, and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties hereby agree that

Exhibit A is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF MANAGERS TRUST            U.S. BANCORP FUND SERVICES, LLC
By:    /s/ Samuel Masucci, III        By:    /s/ Anita M. Zagrodnik
Name: Samuel Masucci, III            Name: Anita M. Zagrodnik
Title: President                Title: Senior Vice President

Exhibit A to the Fund Accounting Servicing Agreement

Separate Series of ETF Managers Trust

ETFMG Prime Junior Silver ETF
ETFMG Prime Cyber Security ETF
ETFMG Prime Mobile Payments ETF
BlueStar Israel Technology ETF
Etho Climate Leadership U.S. ETF
ETFMG Drone Economy Strategy ETF
ETFMG Video Game Tech ETF
AI Powered Equity ETF
Rogers AI Global Macro ETF
ETFMG Sit Ultra Short ETF